EV Energy Partners Announces Issuance of $100 Million of Additional Equity Securities

HOUSTON, Feb 27, 2007 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced the issuance and sale of $100 million of additional equity securities. EVEP has issued 3,935,743 common units for $98 million to a group of institutional investors led by Zimmer Lucas Partners, LLC and including Alerian Capital Management LLC, GPS Partners LLC, Lehman Brothers MLP Partners, L.P. and Swank Capital, LLC. In addition, EVEP's general partner made its proportional capital contribution of $2 million.

The net price for the common units was $24.90 per unit, which represents a 5.7 percent discount to the average closing price of the common units for the trailing 10-trading-day period through Feb. 23, 2007.

Substantially all of the proceeds from this private placement will be used to repay the Company's $99.5 million of borrowings plus accrued interest under its revolving credit facility. These borrowings were used to finance the previously completed acquisitions of properties in Oklahoma, Texas and Louisiana in December 2006 and in Michigan in January 2007, which together totaled over 70 Bcfe of proved reserves.

"This transaction, through the timely raising of equity capital to repay our outstanding indebtedness, provides EV Energy Partners with a significant amount of financing capacity to continue to capitalize on future growth opportunities," said John Walker, Chairman and CEO.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the units nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The equity securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com

Copyright Business Wire 2007

News Provided by COMTEX